Exhibit 99.1

Biographical information concerning newly elected officers

Mark G. Sander (age 63)

Mark G. Sander is President and Chief Operating Officer of Old National and its principal subsidiary, Old National Bank. Mr. Sander is the former President and Chief Operating Officer of First Midwest and its principal subsidiary, First Midwest Bank. Prior to joining First Midwest in 2011, Mr. Sander served as Executive Vice President, Head of Commercial Banking, Insurance and Capital Markets at Associated Banc-Corp. Prior to Associated, he held several leadership positions at Bank of America and LaSalle Bank. Mr. Sander currently serves on the board of directors of the Chicago Zoological Society and the board of regents of Mercy Home for Boys & Girls. He also is a member of the Dean’s Business Council for the Gies College of Business at the University of Illinois, the President’s Leadership Council of Chicago Youth Centers, the Banker’s Club of Chicago and the Economic Club of Chicago. Mr. Sander earned a Master of Business Administration from the University of Chicago with a concentration in Finance and International Economics and a Bachelor of Science degree in Finance from the University of Illinois.

Angela L. Putnam (age 43)

Angela L. Putnam is the Chief Accounting Officer and Corporate Controller of Old National. Ms. Putnam is the former Senior Vice President and Chief Accounting Officer of First Midwest. Prior to joining First Midwest in 2013, Ms. Putnam was a Director in the Assurance Services practice at RSM US LLP (formerly, McGladrey LLP), where she was responsible for various audit, risk management and consulting services.  Since 2021, Ms. Putnam has been a member of the Board of Trustees for the Chicago Foundation for Women. Ms. Putnam earned a Bachelor of Arts degree in Accounting from the University of Iowa in 1999 and is a certified public accountant.